Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-208514

Lease Securitization August 2018

Free Writing Prospectus Registration Statement No. 333-208514 Ford Credit Auto Lease Two LLC (“the depositor”) Ford Credit Auto Lease Trusts (“the issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-888-603-5847. Lease Securitization

Ford Credit’s Syndicate 2.0 Process Developed in 2012 based on the idea that the syndication process for benchmark ABS transactions should be practical and efficient Value Proposition For Investors Authentic price indications (e.g., no whispers, less frequent testing) Transparency on size Books go subject earlier Subject to credit orders protected in allocations On Thursday, investors are notified that the deal is coming and are provided with the offering documents and marketing materials as well as an overview of the syndicate process Deal announces 8:00 am Monday without whisper pricing; orders taken once books open with price guidance at 11:00 am Each class is taken subject 15-30 minutes after it is 1x subscribed with firm orders (due to STC* and after subject message orders, classes could finish over 1x) Favorable allocations go to investors placing orders (both firm and STC*) prior to the subject message It is less common to “test” classes tighter because guidance is set at pricing expectations For FordREV and FORDF, Ford occasionally soft sounds key investors to assess interest *STC = Subject to credit How It Works Source: IFR Markets as of July 31, 2018

Overview Ford Credit has been in the business of leasing vehicles since 1975 and has been securitizing its lease contracts since 1995 Ford Credit’s current lease securitization platform was established in 2006, and more than 30 lease securitization transactions have been completed Ford Credit offers lease asset-backed securities through various channels: Public transactions Rule 144A transactions Other private transactions Structural elements, such as priority of payments, have remained consistent over time Lease Securitization

Lease Securitization Business Update Ford Credit leasing, as a share of retail sales, remains below the industry Ford Credit works with Ford and Lincoln to set guidelines around leasing share, term, model mix and other factors to support brand value and sales Auction values stronger than expected and higher YoY Number of Leases Originated (000) 572 704 841 975 1,006 1,008 1,012 Avg. # of Leases Outstanding (000) Source: 2018Q2 Lease Quarterly Statistical Information Manheim Used Vehicle Value Index Source: Manheim Consulting, July 2018 (January 1995 = 100) 328 363 414 401 377 200 202 2013 2014 2015 2016 2017 2Q17 YTD 2Q18 YTD

* Net losses consider losses incurred after the unit has been sold at auction and all legal collection efforts have been completed Portfolio Credit Metrics Lease Securitization Weighted Average FICO at Origination* * Based on year of origination Average Net Loss/(Gain) on Charged-Off Leases* Repossessions as a % of Average Number of Leases Outstanding Net Losses as a % of Average Portfolio Outstanding 740 743 741 747 753 753 749 2013 2014 2015 2016 2017 2Q17 YTD 2Q18 YTD 0.62% 0.66% 0.63% 0.72% 0.79% 0.80% 0.72% 2013 2014 2015 2016 2017 2Q17 YTD 2Q18 YTD 0.13% 0.21% 0.23% 0.33% 0.38% 0.38% 0.30% 2013 2014 2015 2016 2017 2Q17 YTD 2Q18 YTD $2,787 $4,421 $4,308 $5,081 $5,707 $5,488 $4,544 2013 2014 2015 2016 2017 2Q17 YTD 2Q18 YTD

Lease Securitization

Securitization Pool Metrics

Weighted Average FICO


748
746
745
746
742
741
742
747
751
754
2013-A
2013-B
2014-A
2014-B
2015-A
2015-B
2016-A
2017-A
2017-B
2018-A
Memo: FICO <650
13% 12% 13% 14% 13% 14% 14% 14% 14% 12%

Maximum 3-Month Residual Concentration


21%
18%
18%
20%
19%
19%
16%
17%
17%
17%
2013-A
2013-B
2014-A
2014-B
2015-A
2015-B
2016-A
2017-A
2017-B
2018-A

Original Term as % of Securitization Value


100%
80%
60%
40%
20%
0%
2013-A
2013-B
2014-A
2014-B
2015-A
2015-B
2016-A
2017-A
2017-B
2018-A
24
27
36
39
48

Vehicle Type* as % of Securitization Value


100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
2013-A
2013-B
2014-A
2014-B
2015-A
2015-B
2016-A
2017-A
2017-B
2018-A
Truck
SUV
CUV
Car

* Reflects classification of 2011 and newer model year Explorers and 2013 and newer model year Escapes as CUVs rather than SUVs

7 | FORD CREDIT

Pool Metrics – Model Diversification Lease Securitization Model Concentrations Top 1: 20% Top 3: 56% Top 5: 76% Model Concentrations Top 1: 19% Top 3: 54% Top 5: 74% Escape 19.8% Explorer 18.5% F - 150 17.3% Fusion 12.2% Edge 8.5% MKZ 4.6% MKX 4.1% MKC 4.0% Focus 2.6% C - Max 1.5% Other 7.1% FCALT 2017 - B Escape 18.9% Explorer 18.7% F - 150 16.1% Fusion 11.9% Edge 8.7% MKZ 4.7% MKC 4.5% MKX 4.3% Focus 2.6% Navigator 1.6% Other 8.0400% FCALT 2018 - A

Securitization Pool Performance Lease Securitization Cumulative Return Rate Cumulative Residual Loss / (Gain)* Commentary For the pool performance in the periods above (2013 to 2018): Lifetime cumulative return rates typically between 60% and 75% Cumulative residual gains but declining; recently, residual gains on larger vehicles have been partially offset by residual losses on smaller vehicles Consistent credit loss performance. Cumulative Net Credit Losses** * As a percentage of initial base residual value; includes losses / (gains) on retained and returned vehicles ** Total credit loss as a percent of initial total securitization value 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 2013-A 2013-B 2014-A 2014-B 2015-A 2015-B 2016-A 2017-A 2017-B 2018-A -12.0% -10.0% -8.0% -6.0% -4.0% -2.0% 0.0% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 2013-A 2013-B 2014-A 2014-B 2015-A 2015-B 2016-A 2017-A 2017-B 2018-A 0.0% 0.1% 0.2% 0.3% 0.4% 0.5% 0.6% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 2013-A 2013-B 2014-A 2014-B 2015-A 2015-B 2016-A 2017-A 2017-B 2018-A

Lease Securitization

# Structure Overview



% of Initial Securitization Value
Class A Notes ("AAA")
80.1%
Class B Notes ("AA")
4.5%
Class C Notes ("Not Rated")
4.2%
Overcollateralization
11.2%
Reserve Account
0.5%
Excess Spread
Total Initial Class A Enhancement ~20.4%

Credit enhancements in lease securitization programs include:

- Subordination of junior notes
- Overcollateralization
- Cash reserve
- Excess spread (used to build to a target OC)

Senior / subordinate, sequential pay structure

Target OC:
13.7% of Initial Total Securitization Value

10 | FORD CREDIT

Residual Maturity Vs. Enhancement Build Lease Securitization (1) Hard credit enhancement consists of overcollateralization, subordination and the reserve account; Assumes zero loss, zero prepays Residual Maturity by Vehicle Type vs. Hard Credit Enhancement for Class A Notes(1) % of Residuals Maturing Each Period Class A-4 Paid Down Class A-3 Paid Down Class A-2 Paid Down Class A-1 Paid Down Hard Credit Enhancement as a % of O/S Securitization Value 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% 0% 5% 10% 15% 20% 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 32 33 34 35 36 37 38 39 40 41 42 43 44 45 46 Total Hard CE CUV Car SUV Truck

Lease Securitization Significance Of Securitization Value For securitization transactions, a “Securitization Value” is calculated for the underlying lease assets Securitization value is calculated using the lower of the contract residual value or the residual value set by ALG Securitization value cash flows are discounted using the higher of the contract lease factor or a minimum discount rate designed to create excess spread Sample Calculation: Difference of $3,774 $20,049 $16,275 Lease Balance Securitization Value Sample Calculation: Lease Securitization Balance Value Payments Remaining 24 24 Base monthly payment 200 $ 200 $ Residual Value 16,000 $ 13,000 $ Discount Rate 2% 5% Present Value 20,049 $ 16,275 $

Break-Even Analysis* Lease Securitization Break-Even for FCALT 2018-A Compared to Historical Pool Performance Return Rate Cumulative Residual Loss / (Gain) * Assumes cumulative net credit losses stress of 5%; break-evens are specific to FCALT 2018-A A-2 Break-Even = 76.3% A-3 Break-Even = 43.8 % A-4 Break-Even = 34.5% Memo: Worst Recent 12-Month Portfolio Experience = 18.3% (CY 2008) Memo: Worst Recent 12-Month Portfolio Experience = 82% (CY 2008) Break-Even = 100% Return Rate Assumed Period (Months) Period (Months) 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 2013-A 2013-B 2014-A 2014-B 2015-A 2015-B 2016-A 2017-A 2017-B 2018-A -20.0% 0.0% 20.0% 40.0% 60.0% 80.0% 100.0% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 2013-A 2013-B 2014-A 2014-B 2015-A 2015-B 2016-A 2017-A 2017-B 2018-A

Lease Origination and Servicing Strategies

Residual Values - Models Lease Ford Credit sets residual values quarterly for each vehicle line at various lease terms and mileage allowances Ford Credit uses proprietary models and leverages its relationship with Ford to establish residual values based on a number of predictive factors including MSRP, wholesale price, planned production volume, rental and fleet sales, consumer acceptance, life cycle, and recent/seasonal auction trends Ford Credit’s internal review process considers: Current or planned marketing programs Market acceptance of vehicles Competitive actions within the vehicle segment Ford Credit reviews residual value performance and compares published residual values to: Historical auction values for returned lease vehicles Residual value forecasts published in independent industry guides such as Automotive Lease Guide (ALG)

Vehicle Remarketing Lease Ford Credit works with Ford’s Vehicle Remarketing Department to efficiently dispose of vehicles returned to dealers at lease end to maximize the net sales proceeds of the vehicle to: Obtain higher sale prices at disposition Minimize remarketing expenses (auction, reconditioning and transportation costs) Vehicles returned at lease-end are sold through: Accelerate, an online upstream remarketing application Ford-sponsored physical auctions Upstream Remarketing Vehicle remains at dealer location (grounding dealer) where returned Customer Returns Vehicle Auction Physical Auction Vehicle sold at physical auction Grounding dealer (Days 1-6) Ford / Lincoln vehicles to same brand dealers (Days 3 – 6) Ford / Lincoln vehicles to any Ford / Lincoln dealers (Days 4 – 6) Ford vehicles to Adesa.com registered dealers (Days 4 – 6) Lincoln vehicles to Adesa.com registered dealers (Days 5 – 6) Day 1 Day 2 Day 3 Day 4 Day 5 Day 6

Upstream Remarketing Lease By selling returned lease vehicles through upstream remarketing, Ford Credit receives a price similar to that expected at a physical auction without incurring transportation, reconditioning and auction expenses Prior to transporting to physical auction, vehicles are offered for sale to participating dealerships through an internet application: Ford Credit employs proprietary models to establish a market price for vehicles based on recent auction experience and adjusted for miles / kilometers, condition, any excess wear and use, and option packages Ford incentivizes U.S. Lincoln dealers to purchase returned lease vehicles through Accelerate, certify those vehicles and sell them to customers under a certified pre-owned program From July 2017 through June 2018, the average of eligible vehicle disposals sold through Accelerate was 31%

Appendix

Disciplined and consistent underwriting practices Portfolio quality evidenced by FICO scores and steady risk mix Extended-term contracts relatively small part of our business U.S. Origination Metrics FICO® and Higher Risk Mix (Pct) Retail Contract Terms Retail  73 Months Mix Average Retail Placement Term Higher Risk Portfolio Mix Retail and Lease Average Placement FICO 60 mo 62 mo 64 mo 65 mo 65 mo 0% 1% 4% 4% 6% 2013 2014 2015 2016 2017 738 741 740 739 746 5% 5% 6% 6% 6% 2013 2014 2015 2016 2017

Repo. Rate Repossessions Delinquencies and repossessions remain low Severity increased reflecting longer term financing and lower auction values Charge-offs and LTR continue to be within our placement expectations Strong loss metrics reflect healthy consumer credit conditions U.S. Retail And Lease Credit Loss Drivers Severity (000) Charge-Offs (Mils) and LTR Ratio (Pct) Repossessions (000) and Repo. Rate (Pct) Over-60-Day Delinquencies (excl. Bankruptcies) LTR Ratio Charge-offs 29 28 28 33 36 1.18% 1.06% 0.98% 1.05% 1.13% 0 5 10 15 20 25 30 35 40 45 50 55 60 65 70 75 2013 2014 2015 2016 2017 $127 $146 $206 $324 $382 0.26% 0.27% 0.33% 0.47% 0.53% $- $100 $200 $300 $400 $500 $600 $700 2013 2014 2015 2016 2017 $7.6 $7.9 $8.9 $10.1 $10.3 2013 2014 2015 2016 2017 0.15% 0.14% 0.12% 0.15% 0.14% 2013 2014 2015 2016 2017

Lease share continues to be below industry reflecting Ford sales mix U.S. Lease Origination Metrics Lease Placement Volume (000) Lease Share of Retail Sales (Pct) * Source: JD Power PIN 24-Month 36-Month 39-Month / Other Ford Credit Industry* 24% 26% 28% 30% 29% 18% 20% 22% 22% 20% 2013 2014 2015 2016 2017 41 40 39 39 40 189 230 276 298 290 94 87 92 56 38 324 357 407 393 368 2013 2014 2015 2016 2017

Healthy used car market supporting lease residual and credit loss performance Auction values stronger than expected Continue to plan for lower auction values – about 4% at constant mix in 2018 U.S. Lease Residual Performance Lease Return Volume (000) and Return Rates (Pct) Off-Lease Auction Values (at incurred Mix) 24-Month 36-Month Return Rates Return Volume $17,385 $17,865 $17,975 $17,210 $16,825 $19,000 $18,765 $19,785 $19,085 $19,535 2013 2014 2015 2016 2017 114 189 180 246 290 71% 78% 74% 78% 80% 2013 2014 2015 2016 2017 0 100 200 300 400